MONETTA TRUST

AMENDMENT NO. 3
AGREEMENT AND DECLARATION OF TRUST

A trust known as MONETTA II was created by an Agreement and Declaration of Trust dated October 20, 1992 (“Declaration of Trust”), and renamed MONETTA TRUST (the “Trust”) by Amendment No. 1 to the Declaration of Trust, by the Trustees of the Trust, and not individually.  Section 7 of Article IX of the Declaration of Trust provides that the Declaration of Trust may be amended at any time by an instrument in writing, signed by a majority of the then Trustees, and that an amendment pursuant to the authority in Section 1 of Article III of the Declaration of Trust shall not require authorization by Shareholder vote.  Pursuant to the authority granted by Section 1 of Article III and Section 7 of Article IX of the Declaration of Trust, and the affirmative vote on November 17, 2014 of a majority of the Trustees of the Trust:

Appendix I, attached hereto, is hereby made a part of the Declaration of Trust.

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[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, a majority of the Trustees of the Trust, hereby certify that the foregoing amendment was duly adopted by a majority of the Trustees of the Trust on November 17, 2014, and has hereunto set his or her hand this 17th day of November, 2014.

/s/ John L. Guy John L. Guy Chairman, Board of Trustees as a Trustee and not individually	/s/ Marlene Z. Hodges Marlene Z. Hodges as a Trustee and not individually
/s/ Robert S. Bacarella Robert S. Bacarella President of the Trust as a Trustee and not individually

State of Illinois                                     )
)
County of DuPage                               )

John L. Guy, Marlene Z. Hodges, and Robert S. Bacarella, each personally known to me and each personally known to me to be a Trustee of the Monetta Trust, appeared before me in Wheaton, Illinois and acknowledged the foregoing to be his or her free act and deed, this 17th day of November, 2014.

SEAL	"OFFICIAL SEAL"		/s/ Jason N. Patel
	Jason N. Patel	Notary Public
Notary Public, State of Illinois
Kane County
My Coummission expires 08-17-2016

Appendix 1

MONETTA TRUST

Designation of each Series of Shares of Beneficial Interest (no par value)

Pursuant to Section 1 of Article III of the Agreement and Declaration of Trust (the “Declaration of Trust”) of the Monetta Trust (the “Trust”), the Trustees of the Trust designate each series of Shares as defined in the Declaration of Trust) (each a “Fund” and, together the “Funds”) to have the following special and relative rights:

1.           As of November 17, 2014, the Funds shall be designated as follows:

Monetta Fund
Monetta Young Investor Fund
Varsity/Monetta Intermediate Bond Fund

2.           The Funds shall be authorized to hold case, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund.  Each Share of a Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shares of that Fund shall be entitled to vote, shall represent a pro forma beneficial interest in the assets allocated or belonging to that Fund, and shall be entitled to receive its pro rata share of the net assets of that Fund upon liquidation of that Fund, all as provided in the Declaration of Trust.  The proceeds of sales of Shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

3.           Shareholders of a Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to that Fund as provided in Rule 18f-3, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

4.           The assets and liabilities of the Trust shall be allocated among the Funds as set forth in the Declaration of Trust.

5.           Subject to the provisions of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of the Funds now or hereafter created, or otherwise to change the special and relative rights of the Funds.